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                                                                    Exhibit 10.2


                                TRADEMARK LICENSE

    This Trademark License ("License") is made and entered into this __, day of August, 1997 by and between , LOLA, INC., a California corporation, hereinafter referred to as "Licensor", and BISCAYNE APPAREL INTERNATIONAL, Inc., a Delaware corporation, hereinafter referred to as "Licensee", with reference to the following:

                                    RECITALS

         A. Licensee is in the business of manufacturing, selling and distributing certain outerwear (the "Licensed Products"), as more particularly set forth on Schedule "A";

         B. Licensee desires to obtain from Licensor an exclusive license to manufacture, market, sell, distribute and advertise the Licensed Products in the territories set forth on Schedule "A", (the "Licensed Territory") and to use the Trademarks, as hereinafter defined, on or in association with the Licensed Products;

         C. Licensor is the owner of the Trademarks and other related original works of art as stylized, collectively referred to herein as the "Trademarks", as more fully set forth on Schedule "A", attached hereto and incorporated by this reference. Licensor has obtained a trademark registration for the mark "XOXO", Registration Number 2,009,243 for goods in International Class 25 for men's, women's and children's clothing and "XOXO IN AMERICA AND ABROAD", Registration Number 2,043,508, for goods in International Class 25 for women's and children's clothing.

         D. Licensee represents that it has the ability to manufacture, market, sell, distribute and advertise the Licensed Products in the territories set forth on Schedule "A" hereto (the "Licensed Territory") and to use the Trademarks on or in association with the Licensed Products;

         Now, Therefore, in consideration of their respective promises and agreements made herein, Licensor and Licensee agree as follows:

         1.  LICENSE

                  1.1 GRANT OF LICENSE.Subject to the terms and conditions of this License, Licensor hereby grants to Licensee the exclusive right to use the Trademarks in the Licensed Territory (as defined below), solely to manufacture, market, sell, distribute and advertise the Licensed Products set forth on Schedule "A", during the Term of this Agreement. The License created hereby only allows the Licensee to




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market, sell, distribute and advertise the Licensed Products for sale at wholesale and does not permit Licensee to engage in the retail sale and/or retail marketing of the Licensed Products. The License granted herein does not extend to any other product or service. Licensor shall not grant to anyone the license to manufacture Licensed Products for sale at retail.

                        1.1.1 Licensor additionally grants the Licensee the exclusive license, subject to the terms and conditions of this Agreement, to use the Trademarks on or in association with the Licensed Products in the Licensed Territory on packaging, promotional and advertising material associated therewith.

                  1.2 DETERMINATION OF LICENSED PRODUCTS. Licensee agrees that Licensor shall be entitled to reasonably determine whether a particular style or design of a Licensed Product may be offered for sale by Licensee in accordance with Paragraph 8 herein. Licensee agrees that it will not manufacture, market, sell, distribute and advertise, either directly or indirectly, any style, design or product which Licensor in its reasonable discretion disapproves.

                  1.3 APPROVAL REGARDING OTHER PRODUCTS ETC. Licensee acknowledges that Licensor may grant additional licenses in the future for territories, products and categories not presently licensed and not within the scope of this License. Permission of Licensor for Licensee to manufacture a particular style, design or product, or to distribute the Licensed Products within an area, which is not, in the opinion of the Licensor, within the scope of the License, shall not constitute a continuing approval or a waiver of the right of Licensor to later disapprove any style, design, product, or distribution area.

                  1.4 USE/OWNERSHIP OF TRADEMARKS. Other than as expressly set forth in this License, Licensee has absolutely no right, title or interest in or to the Trademarks or the use thereof. Licensee acknowledges that it is only acquiring the right to use the Trademarks in connection with (i) the manufacture of the Licensed Products, and (ii) the marketing, advertising, distribution and sale of the Licensed Products in the Licensed Territory, for the Term set forth in this Agreement and subject to the terms hereof. Upon termination of the License, Licensee shall cease all use of the Trademarks except as provided in Paragraph 18. Licensee shall not apply anywhere in the world, to register any copyright, trademark or trade name that in any way mentions or uses the Trademarks or any trademark or trade name that is confusingly similar to the Trademarks or trade names licensed hereunder, without the express prior written consent of the Licensor.

                  1.5 OWNERSHIP OF TRADEMARKS. Licensor is the sole owner of the Trademarks in the Licensed Territory and all applications and/or registrations for the Trademarks in the Licensed Territory; and Licensor is and will be, to the best of its knowledge, the exclusive owner of all designs, images, art work, logos, drawings,


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illustrations, trade names, and the like, which it may provide to Licensee from time to time pursuant to this Agreement. Licensee acknowledges that it is often difficult, particularly in foreign countries, to obtain clear, registered title to trademarks and other intellectual property rights. Accordingly, subject to the provisions of Paragraph 13, Licensee agrees that the rights granted herein exist only to the extent that Licensor has such rights, and no warranty, express or implied, is made with respect thereto or with respect to the rights of any third parties that may conflict with the rights granted herein. Licensee agrees that the Trademarks and all rights, registrations and entitlement thereto, together with all applications, registrations and filings are and shall remain the sole and exclusive property of Licensor.

                  1.6 USE OF NAMES. Except as authorized pursuant to this License, and only to that extent, Licensee shall not use the Trademarks and/or name "XOXO", "XOXO In America and Abroad" or "LOLA" or any confusingly similar or substantially similar word or names in its business name or otherwise in any other manner, without the prior written consent of Licensor.

                  1.7 BEST EFFORTS. Licensee shall use its best efforts to manufacture, market, sell, distribute and advertise the Licensed Products in order to meet the demand for the Licensed Products in the Licensed Territory and to uphold, protect and defend the image and reputation of the Licensed Products and the integrity of the Trademarks. Licensee further agrees to use its best efforts to manufacture and ship not less than eighty-five percent (85%) of all approved, confirmed orders for Licensed Products within a reasonable time of the delivery date specified in such orders.

         2. LICENSED TERRITORY.

                  2.1 The Licensed products shall only be sold, marketed, distributed or delivered exclusively by Licensee, either directly or indirectly, in the Licensed Territory.

                  2.2 Licensee shall not, directly or indirectly, sell, market, distribute or deliver, the Licensed Products outside of the Licensed Territory without prior written consent of Licensor, which consent may be withheld in the sole and absolute discretion of the Licensor. Licensee shall not knowingly, directly or indirectly, sell, distribute or otherwise deliver or cause to be sold, distributed or delivered, the Licensed Products to any individual or entity who intends to, or is likely to, or to whom Licensee reasonably believes might, sell the Licensed Products outside the Licensed Territory.

                  2.3 Nothing contained herein shall in any way restrict or prohibit Licensor from licensing, marketing, manufacturing, selling or distributing the Licensed Products outside the Licensed Territory and Licensee shall have no rights therein.

         3. TERM.

                  3.1 INITIAL TERM. The initial term of this License is three
(3) Years



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commencing August 1, 1997 and terminating on June 30, 2001 ("Initial Term"), unless sooner terminated as provided herein. Each period during the Initial Term shall be as follows:

              First Year                   August 1, 1997 through June 30, 1999

              Second Year                  July 1, 1999 through June 30, 2000

              Third Year                   July 1, 2000 through June 30, 2001

                  3.2 RENEWAL. Licensee has the option to extend the term of this License for an additional period of five (5) Years ("Option Period"). Each Year of the Option Period shall be for a period of twelve months commencing upon the expiration of the immediately preceding Year. Said option must be exercised by providing written notice to Licensor at least six (6) months and no more than nine (9) months, prior to the end of the Initial Term. Said option may only be exercised if Licensee is in full compliance with its obligations under this Agreement as of the time of exercise of the option and as of the date of commencement of the Option Period. In the event of any extension or renewal of this Agreement as provided herein, all terms and conditions of this Agreement shall remain in full force and effect, except as otherwise set forth in this Agreement. Should Licensor, at any time, exercise its right under this Agreement to terminate the rights of Licensee hereunder, thereafter Licensee shall not have any option to extend the term of this Agreement.

         4. ROYALTY PAYMENTS. In consideration for the license granted pursuant to this Agreement, the Licensee shall pay to Licensor, each month, an amount equal to seven (7%) percent of the Net Sales of the Licensed Products, ("Royalty").

                  4.1 ADVANCE PAYMENT OF ROYALTY. Concurrently with the execution of this Agreement, the Licensee shall pay to Licensor a NON-REFUNDABLE advance in the amount of seventy-five thousand U.S. Dollars (US $75,000.00), which payment shall be credited against the Guaranteed Minimum Royalty Payment due for the first Year ONLY of the Initial Term, pursuant to Paragraph 4.4 below.

                  4.2 NET SALES. As used herein, "Net Sales" shall mean Licensee's gross sales (as determined by the gross invoice amount billed to customers) of the Licensed Products, whether or not actually paid for, less actual returns, freight, bona fide trade discounts and bona fide charge backs. No deduction shall be made for cash or other discounts, or reserves for charge backs or sales discounts. No costs incurred in the manufacturing, selling, advertising and/or distribution of the Licensed Products or in the payment by Licensee of any taxes of any nature whatsoever shall be deducted from the gross sales amounts or from any royalty payable to Licensor, except in the event of a withholding tax on royalties due to Licensor, nor shall any deduction be allowed for any

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uncollectible accounts or allowances.

                  4.3 GUARANTEED MINIMUM NET SALES. During the Initial Term of this Agreement Licensee guarantees that its Net Sales shall be in the amount set forth on Schedule "A" during each Year.

                  4.4 GUARANTEED MINIMUM ROYALTY PAYMENT. Regardless of whether or not Licensee achieves the required Guaranteed Minimum Net Sales determined pursuant to Paragraph 4.3 hereof, Licensee shall pay to Licensor a Guaranteed Minimum Royalty Payment for each Year during the term hereof, in accordance with the terms of Schedule "A" attached hereto (the "Guaranteed Minimum Royalty"). [For purposes of this Agreement, the "Royalty Payment", whether Guaranteed or Minimum, shall include the "Royalty" (7%) as defined above, and the amount due Licensor for "Advertising" (2%) as set forth in paragraph 5 below, for a total Royalty Payment of 9%.] If at the end of any Year during the term hereof, Licensee has not paid to Licensor Royalty Payments equaling or exceeding the Guaranteed Minimum Royalty Payment for that Year, Licensee shall pay to Licensor the balance due within thirty (30) days of the end of the applicable period.

                  4.5 MANNER OF PAYMENT; MONTHLY STATEMENTS. The Royalties due Licensor shall be calculated and paid within 20 calendar days of the end of each calendar month during the term hereof, for Net Sales invoiced and delivered during the immediately preceding calendar month, (the "Royalty Period) . Concurrently with the payment of each Royalty Payment, Licensee shall deliver to Licensor a written monthly statement of accounting showing any pre-payment of royalties made by Licensee to Licensor and all of the Licensed Products sold and delivered during the applicable period covered by the Royalty Payment. Said statement shall be in the form and shall contain the information as Licensor may from time to time direct. Such royalty statement shall be certified as accurate by a duly authorized officer of Licensee, reciting on a territory by territory basis, the stock number, item, units sold, description, quantity shipped, gross invoice, amount billed customers less discounts, allowances, returns and reportable sales for each Licensed Product. Such statements shall be furnished to Licensor whether or not any Licensed Products were sold during the Royalty Period. Time is of the essence with respect to all payments herein and if payment is not timely made, an interest charge of prime (as determined by Bank of America when said payment was due) plus one (1%) percent, per annum, or the maximum legal rate, whichever is less, shall be added to the unpaid balance until said balance, plus accrued interest is paid in full.




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                        4.5.1 Licensee's obligation  to pay Licensor the Royalty
Payment shall accrue upon the sale of the Licensed Products regardless of the time of collection by Licensee. For purposes of this Agreement, a Licensed Product shall be considered "sold" upon the date when such Licensed Product is billed, invoiced, shipped or paid for, whichever event occurs first.

                        4.5.2 If Licensee sells any Licensed Products to any party affiliated with Licensee, or in any way directly or indirectly related to or under the common control with Licensee, at a price less that the regular price charged to other parties, the Royalty Payment payable to Licensor shall be computed on the basis of the regular price charged to the other parties.

                  4.6 Upon termination of this Agreement by Licensor, other than pursuant to Section 17.1.1 hereof, all Royalty Payments, due Licensor, including any unpaid portions of the Guaranteed Minimum Royalty Payment, shall be accelerated and shall immediately become due and payable discounted to present value at the rate of ten percent per annum. Upon termination of this Agreement by Licensor pursuant to Section 17.1.1 hereof, no Guaranteed Minimum Royalty Payment shall become due for any period subsequent to the end of the Year in which the Licensee failed to achieve the Minimum Net Sales. Licensee's obligations to pay any Royalty Payment or Guaranteed Minimum Royalty Payment which accrued prior to expiration or termination of this Agreement shall survive such expiration or termination.

                  4.7 CURRENCY. All payments made pursuant to this License and all calculations of amounts under this License shall be in U.S. dollars, with all checks drawn on a U.S. bank, except as otherwise specifically provided in writing between the parties.

                  4.8 BOOKS, RECORDS AND REPORTS. Licensee shall keep true and accurate books of accounts and records in accordance with generally accepted accounting principles of all transactions with respect to the Licensed Products.

                  4.9 ANNUAL REPORTS OF SALES. For each Year during the term hereof, Licensee shall submit to Licensor a statement as well a year end statement for the period ending December 31. The year end statement shall be submitted by March 20th of each year for the previous calendar year and the statement for the full Year period shall be due 90 days after the end of such period. Each statement shall include a detailed and cumulative account of all transactions of the Licensed Products, including, without limitation, all sales, all returns, all bona fide trade discounts, all royalties paid and payable, all Licensed Products returned as substandard, and all orders canceled for non-delivery and such other information as Licensor may from time to time reasonably request. This report shall be certified to be correct by the Chief Executive Officer or the Chief Financial Officer of Licensee.

                  4.10 MULTIPLE LICENSE. In the event Licensee is or becomes a party to

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more than one (1) license with Licensor, separate reports and records shall be maintained and generated as required by Paragraphs 4.5, 4.8 and 4.9 for each License. Failure to comply with the provisions hereof may constitute an event of default under the terms of this License, which could cause Licensor to terminate same or take such other actions as Licensor deems appropriate in its sole and absolute discretion subject to Paragraph 17 of this Agreement.

         5. ADVERTISING. As payment for advertising, Licensee shall pay to Licensor an amount equal to two (2%) percent of Licensee's Net Sales or Guaranteed Minimum Net Sales, whichever is greater. The payment for advertising is in addition to any retail co-op advertising that Licensee may do on its own. Licensee shall spend at least $35,000 for advertising and/or public relations to "launch" the Licensed Products during 1998. All advertising used by Licensee must be approved in writing by Licensor by either Licensor's Chief Executive Officer or Director of Advertising or any other designee of Licensor, prior to any use of same in any manner by Licensee. Such advertising shall at all times be subject to the approval by Licensor, in its sole and absolute discretion, prior to its publication, exhibition or other use. All advertising shall be placed through the Advertising Department of Licensor, (if one exists), or as otherwise designated by Licensor through an advertising agency of Licensor's choice. Payment for advertising is in addition to all other payments required hereunder and shall be paid monthly concurrently with the Royalty Payments set forth above.

         6. AUDIT. Licensee shall keep complete and accurate books and records at its principal place of business covering all transactions relating to this Agreement. Licensor and/or its duly authorized representatives shall have the right, at reasonable business hours and upon reasonable notice, at the place where such records are normally maintained, to inspect, audit, examine and make copies of such books and records and all other documents and material in Licensee's possession or control regarding any transactions relating to this Agreement.

                  6.1 All books and records of Licensee relating to this Agreement shall be retained for at least three (3) years following termination of this Agreement.

                  6.2 The receipt or acceptance by Licensor of any of the statements furnished or any payments made by Licensee pursuant to this Agreement, shall not preclude Licensor from reviewing the books and records or from questioning the accuracy thereof. Licensor shall have the right from time to time, and at any reasonable time, to audit Licensee's books to determine the correctness of payments/amounts due Licensor hereunder during a period of three
(3) years from the end of each Year of the Agreement. The cost of said audit shall be borne by Licensor. However, if any audit reveals an underpayment by Licensee of five percent (5%) or more, Licensee shall pay forthwith (and in no event later than five (5) days after completion of said audit), the cost of the audit, and all payments found to be due, with interest thereon, at the rate of prime (as determined by Bank of America when said payment was due) plus one (1%)


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percent, per annum, or the maximum legal rate, whichever is less, computed from the date said unpaid payments/amounts would have been due had they been properly accounted for until the date they are actually paid.

                  6.3 In the event that an audit or investigation of Licensee's books and records is made, certain confidential and proprietary information of Licensee may necessarily be made available to the person(s) conducting such audit or investigation. It is agreed that such confidential and proprietary information shall be retained in confidence by Licensor, and shall not be used by Licensor or disclosed to any third party without the prior written consent of Licensee, unless otherwise required by law. Notwithstanding the foregoing, such information may be used in any proceeding based on Licensee's failure to pay its actual Royalty Payments or other obligations to Licensor.

         7. ANNUAL AND QUARTERLY FINANCIAL STATEMENTS. Not later than one hundred twenty (120) days after Licensee's fiscal year-end,(or calendar year-end as the case may be), Licensee shall furnish Licensor with an audited annual financial statement which shall include an income statement and a balance sheet of the Licensee prepared in accordance with generally accepted accounting principles consistently applied. In addition, within sixty (60) days of the end of each calendar quarter during the term of this License, Licensee shall furnish Licensor with quarterly financial statements prepared in accordance with generally accepted accounting principles. In the event an audited statement is not prepared by Licensee, Licensee shall nevertheless furnish Licensor with its unaudited financial statements, certified to be correct by the Chief Executive Officer or Chief Financial Officer of Licensee.

         8. PRODUCT STANDARDS. Licensee shall not sell, distribute or otherwise market the Licensed Products unless they are of the highest standards and quality and unless each product has received the prior written approval of Licensor prior to distribution thereof, subject to the terms and conditions of this Paragraph 8.

                  8.1 APPROVAL OF DESIGN CONCEPT. As soon as Licensee has developed a design for a Licensed Product that it desires to produce, sell and market, Licensee shall submit three (3) design samples or drawings thereof if samples are not available, at no cost to Licensor, of said product, along with color and fabric samples, if applicable, to Licensor for approval, along with one (1) complete set of all promotional and advertising material associated therewith.

                        8.1.1 Within five (5) working days following the receipt of any design sample, Licensor shall either approve or disapprove the product or indicate changes to be made. Failure by Licensor to so note approval, disapproval or changes within said five (5) working days shall be deemed approval. In the event changes are required, Licensee shall be required to resubmit the revised design sample or drawings thereof if samples were not originally submitted, for approval with the recommended


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changes. Subsequent re-submissions shall occur until Licensor either approves or rejects the design in question. All approvals shall be within Licensor's reasonable discretion. However, in the event that a dispute arises as to the determination of same, Licensor shall have the final decision with respect thereto. Licensee shall not produce a Licensed Product for manufacturing, marketing, sale, distribution, advertising or otherwise, which has not received the approval of the Licensor as set forth herein. Once the design samples have been approved by the Licensor, Licensee shall not materially depart therefrom without Licensor's prior written consent.

                  8.2 APPROVAL OF PRODUCTION SAMPLES TO SALES FORCE. As soon as Licensee has produced its samples for sale of any proposed Licensed Product which has received design approval as set forth above, Licensee shall submit one
(1) production sample to Licensor for approval, ("Production Sample"). All submissions of Production Samples for approval by Licensor shall be at the sole expense of the Licensee. Licensee shall use such sample approval forms and supply Licensor with such information in connection therewith as Licensor shall from time to time reasonably direct. Within five (5) working days following receipt, Licensor shall either approve, disapprove or indicate changes to be made in the Production Sample. Failure by Licensor to so note approval, disapproval or changes within said five (5) working days shall be deemed approval. In the event changes are required, the approval form shall be resubmitted for approval with the recommended changes. Subsequent re-submissions shall occur until Licensor either approves or rejects the sample in question. All approvals shall be at Licensor's reasonable discretion. An approved Production Sample of each Licensed Product shall be provided to Licensor for its historical sample line at Licensee's cost. The approved Production Samples shall be the standard by which future production quality shall be judged. The Licensed Products produced for sale and/or delivery to any customer of Licensee or anyone else, shall be of at least the same or better quality than that which was approved by Licensor as a Production Sample hereunder.

                        8.2.1 Licensee, at its expense, may also submit to Licensor a pre-production sample ("Pre-Production Sample") of any proposed Licensed Product which has received design approval. Within five (5) working days following receipt, Licensor shall either approve, disapprove, or indicate changes to be made in the Pre-Production Sample. Failure by Licensor to so note approval, disapproval or changes within said five (5) working days shall be deemed approval. All approvals shall be at Licensor's reasonable discretion. An approved Pre-Production Sample shall be the standard by which future Production Samples and production quality shall be judged.



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                  8.3 APPROVAL PRIOR TO DELIVERY. No Licensed Product shall be delivered by Licensee to a customer unless it has received the design and sample approvals required by paragraphs 8.1 and 8.2 above.

                  8.4 PRODUCT DISTRIBUTION.Licensee acknowledges the importance of the marketing techniques and retailing standards of Licensor with respect to all products marketed under the Trademarks and agrees to maintain these standards to protect the value of the Trademarks and the image of the Licensed Products. Licensee shall therefore maintain the same or higher standards for the selection of retail, wholesale and other outlets as those maintained by Licensor during the term of this License. Licensee shall submit to Licensor no later than February 15th of each year during the term of this License, and concurrently with the execution of this Agreement, a Distribution Plan ("Plan") for approval. This Plan shall state the names of accounts proposed to be sold Licensed Products by Licensee during the year. Licensor shall have ten (10) working days from the date of receipt of the Plan to approve or disapprove any proposed purchasers of Licensed Products identified by Licensee. Licensor shall be reasonable in the event it disapproves any proposed purchaser and advise Licensee of its reasons for such disapproval. Failure of Licensor to respond to such Plan within ten (10) working days shall be deemed a waiver of any objection thereto. In the event the parties fail to agree on a Plan for any year, then Licensee shall have the option to terminate this License by providing Licensor with written notice of termination and the effective date thereof, which shall be at least ninety (90) days from the date Licensor receives the notice of termination. In the event Licensee fails to so notify Licensor of its desire to terminate this Agreement, then Licensee shall be required to conform to the Plan as determined by Licensor. Unless prior written approval is obtained from Licensor, Licensee is specifically prohibited from the sale and disposition of the Licensed Products through parking lot sales, swap meets, flea markets and similar sale or disposal techniques.

                  Licensor hereby approves the Plan submitted concurrently herewith for the first Year.

                  8.5 APPROVALS. Any approvals required herein may only be granted by Gregg Fiene, President or such other person or persons whom he designates in writing.

         9. QUALITY CONTROL. Licensor has the right to make on site inspections at any reasonable time and on reasonable notice at manufacturing and distribution facilities of Licensee to ensure the ongoing quality of the Licensed Products. If, at any time, Licensor determines in its sole and absolute discretion, that a Licensed Product is of lesser quality than the Production Sample or the Pre-Production Sample approved pursuant to Paragraph 8.2 or 8.2.1 hereof, Licensor shall give Licensee written notice thereof. Licensee shall take immediate steps to restore the quality of and cure the defects upon receipt of said notice and cease production and distribution of that


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Licensed Product until its quality is improved to the satisfaction of Licensor.

         10. LABELING. All Licensed Products and all promotional and advertising material shall contain all appropriate notices, whether copyright, trademark or otherwise as required by Licensor and as may be required by law. The labels and hang tags may be acquired only from approved sources, designated in writing by Licensor, provided that the prices and other terms and conditions of sale for sameare competitive with the prices, terms and conditions which Licensee could acquire elsewhere, and the quality is substantially similar. On all labels and hang tags, and Licensed Products the circle (R) or (TM) as appropriate shall appear denoting United States Trademark registration or pending registration, and where applicable, and subject to the direction of Licensor, all items subject to copyright protection shall bear a proper and complete circle (C) copyright notice as specified by law. Licensor shall have the right from time to time to designate the exact symbols or language to be used by Licensee to denote ownership by Licensor of any intellectual property, be it Trademarks, copyrights or other property. Licensee understands the importance of maintaining the security and integrity of all trademarked labeling used on the Licensed Products and agrees to obtain said labels only from the sources designated by Licensor.. Licensee further agrees to maintain a strict, accurate, and current inventory of all labels throughout the manufacturing process of the Licensed products so as to preclude any diversion of the labels to other than authorized licensees. No additional labels, hang tags or identification shall appear on the Licensed Products unless prior written approval of Licensor is obtained, however, Licensee may include a separate label of its sole choice for care, content, size and country of origin.

                  10.1 LABEL INVENTORY. In each annual or year-end statement, Licensee shall furnish to Licensor a current inventory of all labels designated in Paragraph 10.

         11. TRADEMARKS & COPYRIGHTS. Licensor may seek, in its own name and at its own expense, appropriate patent, trademark or copyright protection for the Licensed Products.

                  11.1 In the event that Licensee requests that Licensor obtain patent or trademark protection for a particular item or in a particular country where Licensor had not, heretofore, obtained such protection, Licensor agrees to take such reasonable steps to obtain such protection, provided, however, that Licensee shall be obligated to reimburse Licensor for the cost of filing, prosecuting, and maintaining same.

                  11.2 Subject to Paragraph 11.6 below, it is understood and agreed that Licensor shall retain all right, title and interest in the Trademarks and copyrights and designs of the Licensed Products, as well as any modifications or improvements made thereto by Licensee, (excluding standard or generic/basic designs). Upon termination or expiration of this Agreement, Licensor shall be permitted to make use of same for


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any purpose whatsoever.

                  11.3 The parties agree to execute any documents reasonably requested by the other to effect any of the above provisions.

                  11.4 Licensee acknowledges Licensor's exclusive rights in the Trademarks and further acknowledges that the Trademarks are unique and original to Licensor and that Licensor is the owner thereof. Licensee shall not, at any time during or after the effective Term of the Agreement dispute or contest, directly or indirectly, Licensor's exclusive right and title to the Trademarks or the validity thereof.

                  11.5 Licensee acknowledges that the Trademarks have acquired secondary meaning.

                  11.6 Licensee agrees that its use of the designs of the Licensed Products and/or the Trademarks inures to the benefit of Licensor and that the Licensee shall not acquire any rights in the designs (except for standard or generic/basic designs) and/or the Trademarks except as set forth in this Agreement. Notwithstanding the foregoing, with respect to the designs of the Licensed Products only, Licensee shall be permitted to utilize similar designs of the Licensed Products for its other divisions and subsidiaries provided that, (1) the colors, fabrication and hardware are not the same as the Licensed Products, (2) the product can only be offered for sale as part of Licensee's other divisions or subsidiaries after six (6) months from the date the product is first shipped for sale at retail or the first selling season of the Licensed Products, whichever is longer, and (3) such products are to be sold in different "channels of trade" than the Licensed Products. A different channel of trade is any customer who is not included on Schedule A of the then current Distribution Plan.

                  11.7 The parties acknowledge that the faithful representation of the Trademarks, as they appear in the applications and registration of the Office of the Patent and Trademark Office of the United States and in applications and registration in the Licensed Territory, is mandatory on the part of Licensee with respect to any reproduction used by Licensee, whether it appears on the Licensed Products or in print or is otherwise displayed in the media. Licensee further agrees that the Trademarks will always be faithfully and exactly reproduced, unless prior written authorization for modification thereof is received from Licensor.

                        11.7.1 Each first use of the Trademarks by Licensee shall be submitted to Licensor for approval as set forth in this License. All goods manufactured, marketed, sold, distributed or advertised hereunder shall have a notice on the label which states "Trademarks owned and licensed by LOLA, INC." or such language as Licensor may designate from time to time.

                  11.8 COPYRIGHT OR TRADEMARK INFRINGEMENT OR MISUSE & LITIGATION. If Licensee becomes aware of any fraudulent use, misuse, or infringement of Licensor's copyrights or Trademarks or if Licensee becomes aware of any marks confusingly or substantially similar to the Trademarks, Licensee shall immediately notify Licensor thereof.

                        11.8.1 Licensor shall have the first option in its discretion, to institute and prosecute lawsuits against third persons for infringement of the rights licensed in this Agreement. Licensor shall not be required to institute legal action if, in its sole and absolute discretion, the probability of success therein or results of successful litigation do not justify the time and expense thereof. In the event that Licensor determines in its sole and absolute discretion not to prosecute any such litigation, then in such event Licensee shall have the right, in its discretion, to institute and prosecute lawsuits against third persons for infringement of the rights licensed in this Agreement. The cost and expense of any lawsuit shall be borne by the party bringing suit. Any recovery, whether by judgment, settlement, or otherwise, shall be retained by the party bringing suit. Licensee shall cooperate fully with Licensor in any proceeding to protect the Trademarks and copyrights and other intellectual property rights granted herein.

                  11.9 OTHER TRADEMARKS OF LICENSOR. Licensee shall have no right whatsoever to any trademark or other intellectual property that may be developed by Licensor or its affiliates that is not, in the sole opinion of Licensor, part of the Licensee's brand line and directly related to the Licensed Products. Notwithstanding the foregoing, Licensee shall not be permitted to use Licensor's trademark "Lola" or anything substantially similar thereto with respect to this License Agreement.

         12. WARRANTIES & OBLIGATIONS.

                  12.1 Licensor represents and warrants that; (a) it has the right and power to grant the licenses herein; and (b) that there are no other agreements with any other party in conflict herewith.

                  12.2 To the best of Licensor's knowledge, it has no actual knowledge that the Property and/or Trademarks infringe any valid right of any third party.

                  12.3 Licensee shall be solely responsible for the manufacture, production, sale and distribution of the Licensed Products and will bear all related costs associated therewith.

                  12.4 Licensee represents and warrants that it will use its best efforts to promote, market, sell and distribute the Licensed Products as provided in this Agreement.

                  12.5 Licensee represents and warrants that it has the right and power to enter into this Agreement and that there are no other agreements with any other party in conflict herewith.

                  12.6 Subject to its rights under Paragraph 11.6 above, Licensee represents and warrants that during the term of this Agreement it will not enter into an agreement with anyone to copy or "knock-off", or directly or indirectly copy or "knock-off", or cause to be copied or "knocked-off" any of the Licensed Products for itself or anyone else or any other products manufactured or licensed by Licensor.

         13. INDEMNITY.

                  13.1 Licensor shall indemnify, defend and hold Licensee, its officers, directors, employees, and agents harmless from any liability, attorney's fees, costs and expenses arising from any claims asserted against Licensee or Licensor arising from Licensee's use of the Trademarks, designs, images, artwork, logos, drawings, illustrations, trade names, and the like, which Licensor may provide to Licensee from time to time pursuant to this Agreement and which Licensee utilized ONLY in accordance with the terms of this Agreement. This indemnity does not cover any modifications or changes made to the Trademarks by Licensee, without Licensor's prior consent. Licensor shall be entitled, at its option to provide legal counsel to represent Licensee at Licensor's cost. Licensor shall not be required to pay for Licensee's independent legal counsel, if Licensor provides legal counsel to represent Licensee with respect to any claim. Nothing herein is intended to nor shall it relieve Licensee from liability for its own acts, omissions, or negligence.

                  13.2 Licensee shall defend and indemnify Licensor, its officers, directors, agents, and employees against all costs, expenses and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Licensor or Licensee based on the manufacture, marketing, sale, advertising, distribution of the Licensed Products designed by Licensee including, but not limited to, actions founded on product liability on all products manufactured by Licensee.

                  13.3 Each party will promptly notify the other of any claims or actions to which the foregoing indemnification may apply.

         14. GOODWILL. Licensee recognizes the great value of the publicity and goodwill associated with the Trademarks, Copyrights and designs of the Licensed Products , and agrees that the value of the goodwill exclusively belongs to Licensor.

         15. COPYRIGHT NOTICE. Licensee shall place a legally sufficient copyright notice which protects the rights of Licensor on each and every design, style, garment, creation or writing which is capable of protection pursuant to the copyright laws of the United States of America and the Licensed Territory at the reasonable direction of Licensor. Any public distribution of goods bearing copyrightable works of Licensor by Licensee without a copyright notice as required above, is unauthorized and a violation of this Agreement.

         16. INSURANCE. Licensee shall, throughout the Term of this Agreement and any extension or renewal hereof, obtain and maintain at its sole cost and expense, from a qualified insurance company, reasonably acceptable to Licensor, and, Product Liability Insurance naming Licensor and its President Gregg Fiene, as additional insured thereon. Such policy shall provide protection against any and all claims, demands and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products or any material used in connection therewith or any use thereof. The amount of the coverage shall be at least Two Million ($2,000,000) Dollars. The policy shall provide for ten (10) days notice to Licensor from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination thereof. Licensee shall furnish Licensor a certificate of insurance evidencing such coverage upon execution of this Agreement, and in no event shall Licensee manufacture, distribute or sell the Licensed Products prior to receipt by Licensor of such evidence of insurance.

         17. TERMINATION. The following termination rights are in addition to the termination rights provided elsewhere in this Agreement and unless otherwise provided in this Paragraph 17, are subject to the cure provision set forth in Paragraph 17.7 below.

                  17.1 IMMEDIATE RIGHT OF TERMINATION. Licensor shall have the right to immediately terminate this Agreement by giving written notice to Licensee in the event that Licensee does any of the following:

                        17.1.1 Licensee fails to achieve 70% of the required Guaranteed Minimum Net Sales in any Contract Year during the Initial Term or the Option Period as set forth on Schedule "A" hereto.

                        17.1.2 Licensee files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant any bankruptcy law, or if the Licensee discontinues its business or a receiver is appointed for the Licensee or for the Licensee's business and such receiver is not discharged within ninety (90) days;

         17.2 TERMINATION AFTER NOTICE. Subject to the provisions contained in Paragraph 17.7 below, Licensor shall have the right to terminate this Agreement upon the occurrence of the following events:

                        17.2.1 Licensee fails to meet the Initial Shipment Date as specified in Schedule "A" hereto;

                        17.2.2 Licensee fails to make timely payment of Royalties or other monies due Licensor two or more times during any twelve month period;

                        17.2.3 Licensee breaches any provision of this Agreement, (except as specifically noted in Paragraph 17.1 above) including, but not limited to, the unauthorized assertion of rights in the Trademarks;

                        17.2.4 Licensee fails to obtain or maintain product liability insurance in the amount and of the type provided for herein;

                        17.2.5 Licensee fails to promptly discontinue the distribution or sale of the Licensed Products, Trademarks or Copyrights or the use of any packaging or promotional material which does not contain the requisite notices or labels;

                        17.2.6 Licensee has not taken steps to restore the quality of and cure the defects with respect to the Licensed Products in accordance with Paragraph 9 of this Agreement.

                  17.3 ACCELERATED PAYMENTS ON DEFAULT. In the event of a default and the rights of Licensee under this Agreement are terminated, all payments required hereunder shall be accelerated and shall be due and payable to Licensor immediately, in full, plus interest at prime (as determined by Bank of America when due) plus one(1%) percent, per annum from the date due or the date of default, whichever shall first occur;

                  17.4 This Agreement may be terminated by the mutual consent of the parties in writing.

                  17.5 DEFAULT. Subject to the provisions of Paragraph 17.7, in addition to the foregoing rights of Licensor, either party may terminate this Agreement and the rights of the other party if either party is in default or has materially breached any of the terms of this Agreement, or any additional or supplemental agreements that may be entered into between the parties.

                  17.6 ACTS DETRIMENTAL TO THE BRAND. Licensee acknowledges that it is only one of multiple licensees of the Trademark; that its actions and omissions can greatly impact the business of Licensor, the business of other licensees of Licensor and the value of the Trademark(s); and that the quality of Licensee's production, timely delivery of approved orders, and conduct of its business can greatly impact the business of other licensees of Licensor and the value of the Trademarks. As a result, in the event that the Licensee takes any action which is, in the reasonable opinion of

Licensor, materially harmful to the Trademarks or the business of Licensor, Licensor's other licensees, or the Trademarks, then Licensor shall have the right to terminate all rights of Licensee under this Agreement.

                  17.7 CURE PERIOD. Before Licensor terminates the rights of Licensee under this Agreement, (except with respect to the provisions contained in Paragraph 17.1 which are grounds for immediate termination), Licensor shall give Licensee written notice, setting forth the basis for such termination, default or failure to perform. Licensee shall have thirty (30) days from and after mailing of such written notice to cure such default, breach or failure to perform. In the event that such breach, default or failure to perform is not cured within said thirty (30) days, then Licensor may forthwith terminate all of Licensee's rights hereunder.

                  17.8 Licensee shall have the right to terminate this Agreement by giving written notice to Licensor in the event that:

                        17.8.1 Gregg Fiene is no longer the chief operating officer or chief executive officer of Licensor; or

                        17.8.2 If Licensor files a petition in bankruptcy and is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if Licensor discontinues its business.

                  17.9 Notice of a party's election to terminate this Agreement must be given, if at all, within sixty days after the occurrence of the event giving rise to the right to terminate.

         18. POST TERMINATION RIGHTS. All of the following rights and duties shall be applicable upon any termination of Licensee's rights under this Agreement, whether by expiration of the term hereof or by earlier termination pursuant to the provisions hereof.

                  18.1 Not less than thirty (30) days prior to the expiration of this Agreement, or immediately upon earlier termination thereof, Licensee shall provide Licensor with a complete inventory of all inventory of the Licensed Products then on-hand and all piece goods for same (the "Inventory").

                  18.2 DELETION OF TRADEMARK. Immediately upon expiration or earlier termination of this Agreement, Licensee shall take all steps necessary to change its name if it incorporates any of the Trademarks or similar words in its business name and delete any references to the Trademarks and similar words from any signs, business names, or any use in advertising, print or otherwise. Subject to Paragraph 18.4, this change of name shall be completed within ninety
(90) days after expiration or earlier termination of this Agreement. Notwithstanding the foregoing, in the event that this

Agreement is terminated for cause as provided in Paragraphs 17.1 and 17.2 above, then Licensee shall remove all references to the Trademarks or similar words in its business name and delete any references to the Trademarks and similar words anywhere same is used within thirty (30) days from and after the date of such termination.

                  18.3 DISPOSITION OF SAMPLES, PATTERNS, MARKERS, LABELS AND FASTENERS ON TERMINATION. Any samples, patterns, markers and labels or fasteners (snaps, buttons, etc.) on which the Trademarks appear, which are not affixed to a finished Licensed Product, shall be delivered to Licensor by Licensee within thirty (30) days of the expiration or termination of this Agreement, except as provided in Paragraph 18.4 below. An inventory of such items on hand upon expiration or termination of this Agreement shall be delivered to Licensor within twenty (20) days of the expiration or termination. All such items of inventory shall be used in accordance with this provision and no other disposition of these items shall occur. Licensor shall pay Licensee for all such material at a price equal to Licensee's cost thereof, including freight; such payment to be made within thirty (30) days after delivery.

                  18.4 LIQUIDATION OF GOODS. Immediately upon the expiration or termination of Licensee's rights under this Agreement, Licensee shall have the right to complete all work in process, and to complete bona fide purchase orders. Licensee shall have the right to use the items of inventory listed in Paragraph 18.3 above, for completion of work in process. Licensee shall no longer have the right to use the Trademarks in any form or in any manner, except for the purpose of selling off the existing inventory of the Licensed Products. Licensee shall have one hundred fifty (150) days from the date of expiration or termination of this Agreement to dispose of its inventory of the Licensed Products. If any of the Licensed Products remain unsold after the expiration of one hundred fifty (150) days, Licensee shall then remove the Licensed Products from its inventory and return such unsold inventory to Licensor at no cost to Licensor, other than freight. All sales of the remaining inventory shall be sold in accordance with the terms of this Agreement, and the accounting and payment shall be made within thirty (30) days after the close of the one hundred fifty
(150) day sell off period.

                  18.5 Except as provided above, upon expiration or earlier termination of this Agreement, all of the rights of Licensee under this Agreement shall forthwith terminate and immediately revert to Licensor and Licensee shall immediately discontinue all use of the Trademarks at no cost whatsoever to Licensor.

                  18.6 Licensee hereby agrees that, at the expiration or earlier termination of this Agreement for any reason, Licensee will be deemed automatically to have assigned, transferred and conveyed to Licensor any and all rights, goodwill or other right, title or interest in and to the Trademarks, trade dress, copyrights, or any other intellectual property rights which may have been obtained by Licensee as a result of this License. Licensee will execute, and hereby irrevocably appoints, Licensor its attorney in fact (acknowledging that such power is coupled with an interest) to execute, if Licensee fails or refuses to do so, any instrument requested by Licensor to accomplish or confirm the foregoing.

         19. MUTUAL EXCLUSIVITY. Licensor shall provide Licensee with substantial design input for the Licensed Products, and it is and will be impossible to determine which design features are not the property of Licensor. Licensee further agrees that all existing and future graphic designs and designs of the Licensed Products are and shall remain the sole and exclusive property of Licensor. Subject to its rights under Paragraph 11.6 above, Licensee agrees that it shall not manufacture, sell or distribute products using the graphic designs of the Licensed Products or substantially similar designs under any other name or label other than the Trademarks.

         20. NON-ASSIGNABILITY. Neither this Agreement nor any of the Licensee's rights hereunder are assignable by Licensee, without the prior written consent of Licensor. Such consent may be withheld in the sole and absolute discretion of Licensor. The transfer of more that fifty (50%) percent in the aggregate of the shares of beneficial ownership of Licensee will be deemed an assignment. Notwithstanding the foregoing, Licensor's consent shall not be unreasonably withheld in the event of a sale of all or substantially all of the assets of Licensee or in the event of a transfer of more than fifty percent in the aggregate of the shares of beneficial ownership of Licensee Licensor may assign its rights under this Agreement or the payments to be made by Licensee to Licensor hereunder.

                  20.1 SUBLICENSE-SUBCONTRACT. Licensee may not sublicense its rights under this Agreement without the prior written consent of Licensor, which approval or disapproval shall be subject to the sole and absolute discretion of Licensor. Any sublicense or attempted sublicensing by Licensee without the prior written consent of Licensor shall constitute a breach of this Agreement. Any sublicense consented to by Licensor must provide that the sublicensee shall be bound by all of the terms and conditions of this Agreement. Approval by Licensor to one sublicense shall not relieve the Licensee of any of its obligations under this Agreement, including, without limitation, its obligations set forth on Schedule "A".

                       20.1.1 Licensee shall have the right to subcontract the actual manufacture of the Licensed Products, provided that all such subcontractors agree to be bound by the terms and conditions of any sub-contractor Agreement heretofore provided by Licensor to Licensee specifically for use by Licensee's sub-contractors. Licensee must provide Licensor with the appropriate acknowledgment of the terms of such sub-contractor Agreement from such subcontractor prior to using such subcontractor.

                  20.2 NO HYPOTHECATION. Licensee shall not pledge, hypothecate, mortgage, grant liens in or upon, grant security interests in, or use as collateral any of Licensee's rights under this Agreement without the prior written consent of Licensor, which consent may be withheld in the sole and absolute discretion of Licensor. Any such action without the prior written consent of Licensor shall be void and of no force and effect and shall entitle Licensor to forthwith terminate Licensee's rights under this Agreement.

         21. SALE OF LICENSED PRODUCTS TO XOXO RETAIL STORES OR XOXO OUTLET STORES. As additional consideration for Licensor entering into this Agreement, with respect to any XOXO Retail Stores owned or controlled by Licensor, any affiliate of Licensor, 8-3 Retailing, Inc., or any company subsequently established by Licensor, or any of the principals of Licensor, individually or collectively, for the express purpose of operating XOXO Retail Stores, (hereinafter collectively referred to as "Retail Stores"), Licensee shall sell to Licensor on a "CONSIGNMENT" basis, to no more than five (5) of such Retail Stores as or when opened, any Licensed Products manufactured by Licensee pursuant to this Agreement and ordered by such Retail Store in reasonable quantities, and at the Licensee's lowest wholesale selling price to anyone and same shall be delivered to such Retail Stores in accordance with the terms of such order(s). All Licensed Products so ordered by shall be paid by such Retail Store to Licensee within forty-five (45) days of the end of the month in which the Licensed Products are received, if not returned as provided below. Any such Retail Store shall have the right to return any unsold Licensed Products ordered from Licensee anytime within sixty (60) days after the receipt of same by such Retail Store(s) without any obligation for the payment of same to Licensee. Licensee shall provide any such retail store referenced above with a Return Authorization for such merchandise on demand, prior to the return of such merchandise to Licensee.

                  21.1 During the Term of this Agreement, with respect to any Licensed Products that are either not sold by Licensee during the normal course of business, seconds, overruns, damaged, off-priced, discontinued or otherwise Licensed Products that are not sold during the selling season for same (hereinafter referred to as "Off-Priced Goods"), Licensor shall have the first right to purchase same from Licensee for its XOXO Outlet Stores at such reasonable price as the parties agree, prior to offering such Off-Priced Goods to anyone else. Licensee shall notify Licensor or its buyer for the XOXO Outlet Stores of any Off-Priced Goods subject to the within provision. Licensor or its buyer for the XOXO Outlet Stores shall have 5 business days from and after receipt of same within which to purchase any quantity of the Off-Priced Goods offered for sale herein. In the event that Licensor or its buyer for the XOXO Outlet Sores does not notify Licensee of its intention to buy all or any portion of the Off-Priced Goods offered for sale, then Licensee shall be entitled to dispose of that portion of such Off-Priced Goods which Licensor or its buyer for the XOXO Outlet Stores does not purchase. Licensor shall be provided payment terms for same of not less than 45 days from the end of the month in which the Licensed Products are received. In the event that Licensor declines to purchase such Off-Priced Goods, then Licensee shall be permitted to sell same to any third-party listed in Schedule B of the then current Distribution Plan, provided that the price and terms are no more favorable to such third party as that offered to Licensor.

         22.  GENERAL PROVISIONS.

                  22.1 Payments. All payments due hereunder shall be payable to Licensor.

                  22.2 NOTICES. Any notice required to be given hereunder shall be in writing and delivered personally to the other designated party at the address set forth below or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service, in a sealed envelope, with postage thereon fully paid and addressed as follows:

         If to Licensor:   Mr. Gregg Fiene
                           Lola, Inc. d.b.a. XOXO
                           6000 Sheila Street
                           Commerce, CA 90040
                           Fax: (213) 277-1750

         With copies to:   Mr. Jeffrey F. Gersh, Esq.
                           Zimmerman, Rosenfeld, Gersh & Leeds LLP
                           9107 Wilshire Boulevard
                           Suite 300
                           Beverly Hills, CA 90210
                           Fax: (310) 273-5602

                                       and

                           Mr. Glenn Rutherford
                           President/CEO
                           Logan James, Ltd.
                           3072 Evergreen Parkway
                           Evergreen, CO. 80439
                           Fax: (303) 670-3005

         If to Licensee:   Biscayne Apparel International, Inc.
                           1373 Broad Street
                           Clifton, NJ 07013
                           Attn:  President
                           Fax: (973) 473-5401

         With copies to:   Law Offices of Abrams & Chapman
                           Attn: Sherwin D. Abrams
                           Suite 1200
                           321 South Plymouth Court
                           Chicago, Illinois 60604-3990
                           Fax: (312) 360-9212

         Either party may change the address to which notice or payment is to be sent by written notice to the other in accordance with the provisions of this Paragraph.

                  22.3 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, dealings, agreements and understandings of the parties in connection therewith and is intended as a final expression of their Agreement.

                  22.4 SEVERABILITY. The invalidity or unenforceability of any provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

                  22.5 AMENDMENT. No amendment, modification or alteration of this Agreement shall be valid unless it is in writing and signed by all parties hereto.

                  22.6 NO AGENCY OR JOINT VENTURE. This Agreement does not constitute and shall not be construed as constituting an agency, partnership or joint venture between the parties. Licensee shall have no right to obligate or bind Licensor in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

                  22.7 GOVERNING LAW. This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of California, and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein. It is further agreed that this Agreement is deemed to have been consummated in the State of California and as such, in the event of a dispute between the parties, the parties consent to in personam jurisdiction in either the Federal or State Court in the county of Los Angeles, State of California to hear any dispute with respect to same. As a result the parties hereby agree to waive any jurisdictional or venue defenses otherwise available to it.

                  22.8 ATTORNEY FEES AND COSTS. If either party to this Agreement shall bring any action against the other, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorney fees incurred in bringing or defending such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment. For the purposes of this section, attorney fees shall include, without limitation, fees incurred in the following: (1) post judgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and
(5) bankruptcy litigation.

                  22.9 INTERPRETATION. The parties hereto are sophisticated and have been represented by lawyers throughout this transaction, who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe that the presumptions of CIVIL CODE Section 1654 relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

                  22.10 RECITALS. The recitals set forth on the first page of this Agreement are incorporated herein by this reference as though fully set forth herein.

                  22.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of Licensee and its successors and assigns and shall also be binding upon and shall inure to the benefit of Licensor and its successors and assigns.

                  22.12 HEADINGS. The subject headings of the Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any term or provisions hereof.

                  22.13 PARTIES BENEFITTED. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third persons any right of subrogation or action against any party to this Agreement.

                  22.14 CONFIDENTIALITY. The parties hereto agree that the terms of this Agreement shall be kept confidential and not disclosed to any third party except in the ordinary course of business or if required by law, without the prior written consent of the other party hereto. Licensee acknowledges that prior to and/or during the term of this Agreement that it may be given access to or become acquainted with "Confidential Information" (as such term is defined below), which is of great value to Licensor. Licensee further acknowledges that maintaining the confidentiality of all such Confidential Information is critically important to Licensor. As a result of the foregoing Licensee shall not either during or after the term of this Agreement, use or disclose, directly or indirectly, to anyone other than representatives of Licensor or other persons designated by Licensor any information, data, documents, customer list(s), designs and styles, manufacturing procedures, company policies, or other materials of any kind or nature in any way related to Licensor, its business affairs or operations, even if acquired by Licensee in the course of the performance of Licensee's obligations hereunder and even if provided to Licensee by Licensor ("Confidential Information"). Licensee acknowledges that a breach of the provisions of this paragraph will cause Licensor irreparable harm for which there is no adequate remedy at law, and therefore, in addition to any and all other rights or remedies available to Licensor, Licensor shall be entitled to injunctive relief and all other remedies provided by law or equity. Such remedies shall include, without limitation, the right to prevent dissemination of any Confidential Information.

                  22.15 FURTHER ACTION. Each party hereto agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions hereof.

                  22.16 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, which shall be deemed to constitute one and the same instrument.

                  22.17 NO IMPLIED WAIVERS. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be construed or held to be a waiver of the provision itself.

                  22.18 TIME. Time is of the essence of the Agreement.

                  22.19 PROTECTION OF TRADEMARKS. Neither Licensor or Licensee shall, at any time, do or suffer to be done any act or thing which will in any way impair the rights of the Licensor in and to the Trademarks or the rights of the Licensee in and to its rights under this Agreement or which affects the validity of the Trademarks or which depreciates the values thereof or which tends to bring the Trademarks into disrepute.

         23. SHOWROOM FOR LICENSED PRODUCTS

         Licensee acknowledges the importance of providing customers with the ability to view all of the Licensee's Licensed Products in one location and in close proximity to Licensor's showrooms so that Licensor can introduce its customers to the Licensed Products. Licensor may, in its discretion, provide a showroom for all Licensees in close proximity to Licensor's showrooms or as part of Licensor's showrooms in Los Angeles and New York, as Licensor shall reasonably determine. At the Licensor's request, the Licensee shall provide a current sample line of its Licensed Products in each showroom. Licensor shall provide a sales person in each showroom to show Licensee's line to customers and prospective customers and to refer such customers or prospective customers to Licensee. With respect to Licensee's own showroom, Licensee shall provide, display and maintain complete current sample lines of its Licensed Products. The Licensed Products shall be completely separated from other products sold or manufactured by Licensee.

         Licensee shall be required to maintain a booth at no more than two (2) trade shows per Year as determined by Licensor and Licensee and where Licensor's products are exhibited or offered for sale, at Licensee's sole cost and expense and exhibit therein the Licensed Products manufactured by Licensee pursuant to this Agreement. Licensee's booth shall be maintained as part of or in connection with Licensor's booths at such trade shows.

         IN WITNESS WHEREOF, the parties hereto, have entered into this Agreement effective on the day and year set forth above.

         LICENSOR:

                  LOLA, INC.


                  By:
                     ----------------------------------
                     Gregg Fiene, President

                  Date:  _____________, 1997

         LICENSEE:


                  Biscayne Apparel International, Inc.


                  By:
                     ----------------------------------
                     Peter Vandenberg, Jr., President


                  Date:  __________, 1997




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